Exhibit 99.1

RLJ ENTERTAINMENT REPORTS FINANCIAL RESULTS FOR THE

QUARTER ENDED MARCH 31, 2016

SILVER SPRING, MD – May 16, 2016 – RLJ Entertainment Inc., (“RLJ Entertainment,” “RLJE” or “the Company”) (NASDAQ: RLJE), today announced financial results for the quarter ended March 31, 2016.

Highlights

Highlights and significant events for the three months ended March 31, 2016, and 2015 are as follows:

•	The Acorn TV paid subscriber base increased 100% from 130,000 as of March 31, 2015, to over 260,000 as of March 31, 2016. As of April 30, 2016, its paid subscriber base was approximately 280,000.
•

Revenues declined 12.7% to $22.8 million, partially driven by the Company’s previously announced exit from its unprofitable direct-to-consumer catalog operations.  Despite lower revenues, gross profit increased by 10.1% to $6.0 million.

•

Gross margin for the quarter increased to 26.4% compared to 20.9% during the first quarter of 2015.  This improvement in gross margin is primarily attributable to the growth of our proprietary SVOD channels, which deliver a higher profit margin.

•

Selling, general and administrative expenses (or SG&A) decreased by 25.6%, which is primarily attributable to a $2.5 million decrease in selling expenses during the first quarter of 2016 as compared to the first quarter of 2015.  This decrease is due to the implementation of our plan, which we began in December 2015, to shut down unprofitable lines of business, including our Acacia catalog business.

•

Adjusted EBITDA improved from a loss of $3.3 million during the first quarter of 2015 to a loss of $3.1 million during the first quarter of 2016, despite lower revenue and increased investment in content of $1.1 million, or 12.7%, to $9.9 million, which reduces the company’s reported EBITDA.

•

Cash flows from operations increased by $4.5 million to a source of cash of $1.4 million for the three months ended March 31, 2016, as compared to a use of cash of $3.1 million for the three months ended March 31, 2015.  The Company ended the quarter with approximately $5.0 million of cash.

“RLJ Entertainment continues to acquire exclusive content for our two proprietary streaming channels, which we believe represent the most strategic part of our business.  The continued growth in subscribers is encouraging as we increase our focus on these channels.  Management continues to improve our margins with content acquisitions having higher return on investment,” stated Robert L. Johnson, Chairman of RLJ Entertainment.

Miguel Penella, Chief Executive Officer of RLJ Entertainment, added “We implemented our plan to exit the print catalog business, which resulted in improved operational cash flows. The continued subscriber growth of our proprietary digital channels offsets lower revenues from our decision to shut down unprofitable lines of business. We are also pleased with the recent recognition received for Acorn TV and its award-winning programming.”

RLJ Entertainment, Inc. (NASDAQ: RLJE) is an entertainment content distribution company in primarily North America, the United Kingdom, and Australia. RLJE’s titles are distributed in multiple formats including broadcast television (including satellite and cable), theatrical and non-theatrical, DVD, Blu-Ray, digital download, and digital streaming.

With its popular OTT branded channels, Acorn TV (British TV) and UMC (Urban Movie Channel), RLJE targets distinct, premium audiences and Urban niche audiences. The company grows its proprietary digital channels through development, acquisition, and distribution of exclusive rights of program franchises and feature film content.

Through Acorn Media Enterprises, its UK development arm, RLJE owns all rights to the hit UK mystery series Foyle’s War and is developing new programs. RLJE owns 64% of Agatha Christie Limited, which manages the intellectual property and publishing rights to some of the greatest works of mystery fiction, including stories of the iconic sleuths Miss Marple and Poirot. Through its proprietary e-commerce web sites for the Acorn brand in North America and the UK, the Company also has direct contacts and billing relationships with millions of consumers.

For more information, please visit RLJEntertainment.com, Acorn.TV, and UrbanMovieChannel.com.

Forward Looking Statements

This press release may include “forward looking statements” within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Other than statements of historical fact, all statements made in this press release are forward-looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future results and condition.  In some cases, forward-looking statements may be identified by words such as “will,” “should,” “could,” “may,” “might,” “expect,” “plan,” “possible,” “potential,” “predict,” “anticipate,” “believe,” “estimate,” “continue,” “future,” “intend,” “project” or similar words.

Forward-looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions.  Factors that might cause such differences include, but are not limited to:

•	Our financial performance, including our ability to achieve improved results from operations, and Adjusted EBITDA;
•	The effects of limited cash liquidity on operational performance;
•	Our obligations under the credit agreement, including our principal repayment obligations;
•	Our ability to satisfy financial ratios;
•	Our ability to generate sufficient cash flows from operating activities;
•	Our ability to raise additional capital to reduce debt, improve liquidity and fund capital requirements;
•	Our ability to fund planned capital expenditures and development efforts;
•	Our inability to gauge and predict the commercial success of our programming;
•

Our ability to maintain relationships with customers, employees and suppliers, including our ability to enter into revised payment plans, when necessary, with our vendors that are acceptable to all parties;

•	Delays in the release of new titles or other content;
•	The effects of disruptions in our supply chain;
•	The loss of key personnel;
•	Our public securities’ limited liquidity and trading; or
•	Our ability to meet the NASDAQ Capital Market continuing listing standards and maintain our listing.

You should carefully consider and evaluate all of the information in this press release, including the risk factors listed above and in our Form 10-K filed with the Securities Exchange Commission (or SEC), including “Item 1A.  Risk Factors.”  If any of these risks occur, our business, results of operations, and financial condition could be harmed, the price of our common stock could decline and you may lose all or part of your investment, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this press release.  Unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any such forward-looking statements that may reflect events or circumstances occurring after the date of this press release.

Readers are referred to the most recent reports filed with the SEC by RLJ Entertainment. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Traci Otey Blunt, 301-830-6204

RLJ Entertainment, Inc.

ir@rljentertainment.com

# # #

RLJ ENTERTAINMENT, INC.

Consolidated Balance Sheets

(Unaudited)

As of March 31, 2016 and December 31, 2015

	March 31,	December 31,
(In thousands, except share data)	2016	2015
ASSETS
Cash	$4,965	$4,530
Accounts receivable, net	12,639	24,997
Inventories, net	9,267	10,742
Investments in content, net	59,712	60,407
Prepaid expenses and other assets	1,496	1,969
Property, equipment and improvements, net	2,298	2,485
Equity investment in affiliate	20,100	20,098
Other intangible assets, net	10,685	10,769
Goodwill	14,631	14,631
Total assets	$135,793	$150,628
LIABILITIES AND SHAREHOLDERS' DEFICIT
Accounts payable and accrued liabilities	$16,424	$23,233
Accrued royalties and distribution fees	49,456	51,552
Deferred revenue	1,636	1,900
Debt, net of discounts and debt issuance costs	61,117	61,250
Deferred tax liability	1,839	1,839
Stock warrant and other derivative liabilities	18,854	10,678
Total liabilities	149,326	150,452
Redeemable convertible preferred stock, $0.001 par value, 1,000,000 shares authorized; 31,046 shares issued and outstanding at March 31, 2016 and December 31, 2015; liquidation preference of $33,272 at March 31, 2016 and $32,617 at December 31, 2015	22,472	21,346
Shareholders' Deficit:
Common stock, $0.001 par value, 250,000,000 shares authorized, 14,151,519 shares issued and 14,132,820 shares outstanding at March 31, 2016; and 14,151,519 shares issued and outstanding at December 31, 2015	14	14
Additional paid-in capital	84,590	85,391
Accumulated deficit	(118,989)	(105,514)
Accumulated other comprehensive loss	(1,620)	(1,061)
Treasury shares, at cost, 18,699 shares at March 31, 2016 and zero at December 31, 2015	—	—
Total shareholders' deficit	(36,005)	(21,170)
Total liabilities and shareholders' deficit	$135,793	$150,628

RLJ ENTERTAINMENT, INC.

Consolidated Statements of Operations

(Unaudited)

Three Months Ended March 31, 2016 and 2015

	Three Months Ended March 31,
(In thousands, except share data)	2016	2015
Revenues	$22,806	$26,116
Cost of sales
Content amortization and royalties	8,451	11,887
Manufacturing and fulfillment	8,342	8,768
Total cost of sales	16,793	20,655
Gross profit	6,013	5,461

Selling expenses	3,621	6,121
General and administrative expenses	5,035	5,515
Depreciation and amortization	936	1,165
Total operating expenses	9,592	12,801
LOSS FROM OPERATIONS	(3,579)	(7,340)

Equity earnings of affiliate	499	250
Interest expense, net	(2,205)	(2,943)
Change in fair value of stock warrants and other derivatives	(8,176)	497
Other income (expense)	27	(776)
LOSS BEFORE PROVISION FOR INCOME TAXES	(13,434)	(10,312)
Provision for income taxes	(41)	(318)
NET LOSS	(13,475)	(10,630)
Accretion on preferred stock	(1,126)	—
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(14,601)	$(10,630)
Net loss per common share:
Basic and diluted	$(1.14)	$(0.84)

Weighted average shares outstanding:
Basic and diluted	12,841	12,680

RLJ ENTERTAINMENT, INC.

UNAUDITED Adjusted EBITDA

Three Months Ended March 31, 2016 and 2015

We define “Adjusted EBITDA” as earnings before income tax, depreciation, amortization, adjusted for cash investment in content, interest expense, loss on extinguishment of debt, goodwill impairments, severance costs, costs to modify debt, change in fair value of stock, warrants and other derivatives, stock-based compensation and basis-difference characterization in equity earnings of affiliate.   Management believes Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations because it removes material non-cash items that allows investors to analyze the operating performance of the business using the same metric management uses.  The exclusion of non-cash items better reflects our ability to make investments in the business and meet obligations.  Presentation of Adjusted EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance.  Management uses this measure to assess operating results and performance of our business, perform analytical comparisons, identify strategies to improve performance and allocate resources to our business segments. While management considers Adjusted EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with US GAAP. Not all companies calculate Adjusted EBITDA in the same manner and the measure, as presented, may not be comparable to similarly-titled measures presented by other companies.

The following table includes the reconciliation of our consolidated U.S. GAAP net loss to our consolidated Adjusted EBITDA:

	Three Months Ended March 31,
(In thousands)	2016	2015
Net loss	$(13,475)	$(10,630)
Amortization of content	8,451	11,887
Cash investment in content	(9,916)	(8,796)
Depreciation and amortization	936	1,165
Interest expense	2,205	2,943
Provision for income tax	41	318
Change in fair value of stock warrants and other derivatives	8,176	(497)
Stock-based compensation	325	194
Basis-difference amortization in equity earnings of affiliate	128	135
Adjusted EBITDA	$(3,129)	$(3,281)